EXHIBIT 10.26

STOCK OPTION
GRANT AGREEMENT

2001 Directors and Officers Long-Term Incentive Plan

On _______________, 2009 (the “Date of Grant”) the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) granted to you, pursuant to the 2001 Directors and Officers Long-Term Incentive Plan (the “Plan”) of the Company, certain Non-Qualified Stock Options (the “Options”), upon the terms and conditions set forth in the Program, and/or in this Agreement (hereinafter, the “Grant”).  The provisions of the Plan are incorporated herein by reference.  A copy of the Plan is enclosed for your reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries.  The term “Company” as used in this Agreement with reference to employment shall include subsidiaries of the Company.  Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to the provisions of the Plan, the terms and conditions of this Grant are as follows:

1.
Number and Price of Options – The Company grants to you the option to purchase from the Company at the price of $_________ up to, but not exceeding in the aggregate, the number of shares of the Company’s Common Stock (the “Common Stock”), as shown on the attached Notice of Grant and as explained hereinafter and in the Program.

2.	Option Term – Options have been granted for a period of seven (7) years from the Date of Grant (the “Option Term”).

3.
Vesting of Options – Subject to the “Forfeiture of Options” paragraph below, options do not provide you with any rights or interest therein until they vest and become exercisable in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant.  Options which are or become exercisable at the time of termination of employment continue to be exercisable until terminated in accordance with Paragraph 6 below.

All unvested Options shall become vested and exercisable upon your termination of employment due to death or disability, or upon the occurrence of a “Change in Control” as defined in the Plan.

If your employment is terminated prior to the third anniversary of the Date of Grant due to “Retirement”, 25 % of the then unvested Options will become vested and exercisable provided your termination date is on or after the first anniversary of the Date of Grant, and 50% of the then unvested Options will become vested and exercisable provided your termination date is on or after the second anniversary of the Date of Grant.  For this purpose, “Retirement” means a voluntary termination of employment after attaining age 60 and completing 10 years of service with the Company or its subsidiaries, or an involuntary termination due to reduction in force.

The Committee, in its sole discretion, may provide for additional vesting.

4.
Forfeiture of Options - Options which are not and do not vest and become exercisable at your termination of employment with the Company or its subsidiaries for any reason shall, coincident therewith, terminate and be of no force and effect.

In the event that (i) you are convicted of (1) a felony or (2) misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) you engage in conduct that adversely effects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole discretion of the Committee, then all outstanding Options awarded to you under this grant terminate and have no force and effect immediately upon notice of such conviction or determination.  In addition, your right to exercise Options may be suspended during any inquiry regarding any such acts pending a final determination by the Committee.

How to Exercise – Charles Schwab & Co., Inc. (“Schwab”) currently administers the Company’s stock plans and you must exercise your Options with Schwab.  You have two ways to exercise your Options through Schwab:

1.	Online – http://equityawardcenter.schwab.com; or

2.	Telephone – 1-800-654-2593.

Certain restrictions apply if you are a Section 16 insider.  The Committee may change Plan administrators or exercise procedures from time to time.  You will be notified of such changes, as applicable.

5.	Termination of Options – The Options, which become exercisable as provided in paragraphs 3 and 4 above, shall terminate and be of no force or effect as follows:

(a)	If your employment terminates during the Option Term by reason of Retirement or disability, the Options terminate and have no force or effect upon the expiration of the Option Term;

(b)
If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect three (3) years after the date of death, or upon the expiration of the Option Term, whichever occurs first;

(c)
If your employment terminates during the Option Term for any other reason, the Options terminate and have no force or effect upon the expiration of three (3) months after your termination of employment or the expiration of the Option Term, whichever occurs first;

(d)	If you continue in the employ of the Company through the Option Term, the Options terminate and have no force or effect upon the expiration of the Option Term.

6.
Who Can Exercise – During your lifetime the Options shall be exercisable only by you.  No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever.

7.
Securities and Exchange Commission Requirements.  If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2) business day following the Date of Grant.  Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability.  Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone call if you intend to reject this Grant.  Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two business day deadline. If Section 16 applies to you, you are also subject to Rule 144.  This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Those of you covered by these requirements have already been advised of your status.  Others of you may become Section 16 insiders at some future date, in which case reporting will be required at that time.

You will recognize income upon the exercise of non-qualified stock options in accordance with the tax laws of the jurisdiction that is applicable to you.  You will be required to pay forthwith to the Company the amount which the Company must withhold on your behalf upon exercise of the Options.  State income tax and FICA withholding may also be required and will be withheld in the same manner.

Neither the action of the Company in establishing the Program, nor any action taken by it, by the Committee or the Board of Directors under this Program nor any provisions of this Agreement shall be construed as giving to you the right to be retained in the employ of the Company.